UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
____________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to sec. 240.14a-12
____________________________________________
Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.1
	(1)	Title of each class of securities to which transaction applies: _________________________________________
	(2)	Aggregate number of securities to which transaction applies: _________________________________________
(3)
Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________________________

	(4)	Proposed maximum aggregate value of transaction: ________________________________________________
	(5)	Total fee paid: ______________________________________________________________________________
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: _____________________________________________________________________
	(2)	Form, Schedule or Registration Statement No.: ____________________________________________________
	(3)	Filing Party: _______________________________________________________________________________
	(4)	Date Filed: ________________________________________________________________________________

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 29, 2014

The information set forth below supplements the Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Avid Technology, Inc. (the “Company”) on September 29, 2014. The Proxy Statement relates to the Company’s Annual Meeting of Stockholders to be held on October 29, 2014 (the “Annual Meeting”). The purpose of this supplemental filing is to provide additional information that may be used by employees of the Company and its proxy solicitor, Morrow & Co., LLC, to communicate with certain stockholders related to the statements supporting the Board of Directors’ (the “Board”) recommendation “FOR” Proposal No. 1 - Election of Directors.
Dr. Elizabeth Daley, a current member of the Company’s Board, is standing for re-election as a Class III Director at the Annual Meeting. Recently, ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recommended “against” and “withhold,” respectively on her nomination. Below we outline reasons why we believe that ISS’s and Glass Lewis’s analysis is flawed and why Dr. Daley is an invaluable member of the Company’s Board.
We believe that Elizabeth Daley has important experiences and skills that make her uniquely qualified to serve on our board.
Professional and Academic Experiences
Elizabeth Daley has extensive management and leadership experience, which includes her 20 years of experience as Dean of the University of Southern California School of Cinematic Arts, one of the most prestigious and influential film school in the world. In that role, Dr. Daley brings to our board truly unique insights into the film industry, our education market, and the future of digital media.
Dr. Daley is the only member of the Board who has extensive experience in education focusing on film and media studies. Educational institutions comprise an important customer base for our products and services. For example, USC is one of the largest of Avid’s educational customers. Similarly, students graduating from media studies programs are critical to our business as future consumers of our products and services. Based on her extensive experience at USC, Dr. Daley brings truly unique insights into two of our most important categories of customers.
Insight into Customer Needs and Competitive Landscape
Through her academic ties and research programs she supervises, Dr. Daley advises the Company on the future of media education and emerging trends in digital media. This advice is especially important to the Company as we reassert our role as a thought leader.
As a former producer, and through her deep connections to some of the most influential filmmakers in the world, Dr. Daley provides unique insight into the most fundamental challenges and pain points facing our customers today. Dr. Daley also offers valuable perspective on our competition from the customer point of view.
One of the Most Respected Women in the Industry
Dr. Daley is one of the most widely recognized and respected women in our industry. She has been honored by American Women in Radio and Television and received the Women in Film Business Leadership Award, acknowledging extraordinary contributions by women behind the camera. She is uniquely positioned to counsel the Company on the position of women in the media industry, who represent a growing group of decision makers.
Engaged and Active Board Member
Dr. Daley is also an active and engaged board member, who makes frequent and valuable contributions to board discussions and decisions.
Role on the Audit Committee
Our restatement resulted from errors in the application of highly technical accounting rules, specifically relating to the timing of revenue recognition. Notably, the impact of the restatement dates back to 2005, before Dr. Daley joined the Audit Committee in July 2007. We have conducted an extensive internal investigation and found no evidence that the restatement resulted from fraud or intentional misconduct. The Audit Committee is not responsible for the application of GAAP or the conduct of our independent auditor. We do not believe that the restatement is a reason to remove Dr. Daley from the Audit Committee much less from our Board. To do so would deprive the Company of the valuable insight and perspective that she provides. We believe that this is particularly true in light of the specific circumstances that led to our restatement.
The Board has considered the composition of the Audit Committee. In connection with Mr. Mullen’s anticipated departure from the Board, there will naturally be a change in the leadership of the Audit Committee. However, we believe that it is valuable to have some continuity as we continue our transformation, including remediation of our internal controls.
We understand that ISS and Glass-Lewis have a standard policy to recommend against board members in a situation like this. We believe that mechanical policies like these cannot adequately address all the relevant considerations. For example, these policies do not put any weight on Dr. Daley’s position in the industry and the unique perspective and insight that she provides to our Board.
FOR THE FOREGOING REASONS, WE BELIEVE THAT ISS’s AND GLASS-LEWIS’s VOTE RECOMMENDATIONS WITH RESPECT TO DR. ELIZABETH DALEY AS CANDIDATE FOR THE BOARD ARE UNWARRANTED.  ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE ELECTION OF DR. DALEY AS A CLASS III DIRECTOR TO OUR BOARD.